Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting
to be Held on May 19, 2011

This notice is to inform you that the proxy materials for the 2011 Annual Shareholders’ Meeting are now available through Trinity Capital Corporation’s website.

We have again delivered your Annual Report and Proxy Statement via the Internet.  We were pleased that our shareholders responded well to this change. We believe this means of delivery embraces our values of Innovation and Social Responsibility and will reduce waste as well as the costs associated with printing and mailing Trinity’s Annual Report and Proxy Statement.  Once again you have the ability to vote online. Online voting instructions are located on the next page of this Notice.  You will still receive a Proxy in a separate mailing to be sent on or about April 18, 2011 and may complete your vote by mail or in person at the Annual Meeting.

The following materials are available for review at: http://www.lanb.com/Annual-Report.aspx.

2010 Annual Report	2011 Proxy Statement	2011 Shareholder Meeting Invitation

If you wish to receive a printed copy of these documents, you must request one. There is no charge for requesting a printed copy and we will send one within three business days.  Please make your request for printed materials through one of the contacts listed on the back page of this mailing. You may request materials at any time; however, to ensure delivery prior to the Annual Meeting, please make your request before May 15, 2011.

This communication is not a form for voting and presents only an overview of the more complete proxy materials that are available to you on the Internet or by mail. We encourage you to access and review all of the important information contained in the proxy materials prior to voting.

2011 Annual Shareholders’ Meeting

Shareholders of Trinity Capital Corporation are invited to the 2011 Annual Meeting.

Date:	May 19, 2011
Time:	5:00 p.m.—Cocktails and Hors d’oeuvres
6:00 p.m.—Annual Meeting
Place:	Hilltop House Hotel
Tyuonyi Room (Third Floor)
400 Trinity Drive
Los Alamos, New Mexico 87544

Voting Matters

The following items are to be voted upon at the 2011 Annual Shareholders’ Meeting:

Item I—Election of Directors: The Board of Directors has nominated three persons to serve as Class II directors, each of whom is an incumbent director.  The Nominees are: Jerry Kindsfather, Steve W. Wells and Robert P. Worcester.  The Board recommends you vote “For” all three nominees.

Item II—Ratification of Auditors: Trinity’s Audit Committee has selected Moss Adams, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011. The Board recommends you vote “For” ratification of the auditors.

Item III—Approval of Resolution on Executive Compensation: Trinity’s Board of Directors set forth an advisory resolution endorsing the compensation program for Trinity’s Named Executive Officers which states:

“Resolved, that the shareholders approve the compensation of Trinity Capital Corporation’s executives as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosures contained in the Proxy Statement dated April 8, 2011.”

This vote is advisory, meaning that it will not be binding upon the Board of Directors; however, the Compensation Committee may take into account the outcome of the vote when considering future executive compensation arrangements. The Board recommends you vote “For” approval of the resolution.

How to Vote Your Shares

Shareholders of record as of the close of business on March 31, 2011, will be entitled to vote their shares at the Annual Meeting.  Your vote is very important.  If you are the record holder of your shares, you may vote online, by mail or in person at the meeting.

Voting Online:  To vote online, you will need the Holder ID and Verification Code provided on the next page, to authenticate your identity, vote your shares, and confirm that your vote has been properly recorded.  Please have this information available and go to http://www.lanb.com/Annual-Report.aspx or on LANB’s website (www.lanb.com) click on the link to “TCC Annual Report.”   Click on the words “Vote Here” and enter the Holder ID and Verification Code.  Please click on the radio buttons to select how you wish to vote on the electronic Proxy then click once on the “Submit” button. You will then be taken back to the Annual Meeting webpage and have completed your vote.  You may log on and vote 24 hours a day, 7 days a week. The deadline to vote online is 6:00 p.m. MT on May 19, 2011.  If you vote online and do not wish to change your vote, please do not complete and return the Proxy you will receive on or about April 18, 2011.

Voting by Mail: To vote by mail, complete and sign the Proxy that will be mailed to you in a separate mailing on or about April 18, 2011, and return it in the accompanying pre-addressed envelope. No postage is required if mailed in the United States. If you do not receive a Proxy in the separate mailing, please contact us.

Voting in Person: To vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note: if your shares are held in the name of your broker or fiduciary, you will need to obtain a legal proxy from your broker or fiduciary in order to vote in person at the meeting.

If you have multiple accounts, you must submit a Proxy Card or vote in person for each account to ensure all accounts are voted.  Even if you plan to attend the Annual Meeting, you should vote online or sign and return your Proxy Card in advance of the Annual Meeting in case your plans change.

If you mark your Proxy Card to indicate how you want your shares voted your shares will be voted as you instruct. If you submit a Proxy Card but do not provide voting instructions, the shares represented by your Proxy Card will be voted “for” all three nominees named in the Proxy Statement; “for” the ratification of Trinity’s auditors; and “for” the advisory resolution on executive compensation and in accordance with the judgment of the proxy holders on any other matter properly brought before the meeting and any adjournments and postponements of the meeting.

Online Voting Information
The following information is for each of the accounts registered to your household, along with the number of shares, the Holder ID, and the Verification Code necessary to authenticate your identity and allow you to vote online. Please have this information available and go to http://www.lanb.com/Annual-Report.aspx, then click on “Vote Here,” or through the LANB website (www.lanb.com) use the link for “TCC Annual Report” then click on “Vote Here” to login and vote online.

Contact Trinity Capital Corporation

Please contact the Trinity Capital Corporation Stock Representatives, Taylor Guskey or Danette Clark, at the telephone, e-mail address or the mailing address below, to make inquiries or the following requests:

ᶱ	If you wish to receive physical copies of the Proxy Materials;
ᶱ	If you do not receive your Proxy via a separate mailing on or about April 18, 2011;
ᶱ	If you need to change or correct your name, address or other information; or
ᶱ	You have any questions regarding the receipt of Proxy Materials, voting or the Annual Shareholder Meeting.

Internet—	E-mail—
http://www.lanb.com/Annual-Report.aspx	tcc@lanb.com

Telephone—	U.S. Mail—
1-800-525-9634	Trinity Capital Corporation
Taylor Guskey - 505-662-1099	Post Office Box 60
Danette Clark - 505-662-1036	Los Alamos, New Mexico 87544

1200 Trinity Drive
Post Office Box 60
Los Alamos, New Mexico 87544

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder Meeting
to be Held on May 19, 2011